UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MESABI TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESABI TRUST
c/o Deutsche Bank Trust Company Americas
Trust & Agency services
60 Wall Street, 16th Floor
New York, New York 10005

YOUR VOTE IS IMPORTANT!

December 10, 2018

Dear Trust Certificate Holder,

We are writing to remind you it is very important that your units of beneficial interest be represented at the Special Meeting of the Trust Certificate Holders of Mesabi Trust to be held on Thursday, December 20, 2018 (the “Special Meeting”). We previously sent you proxy materials for the Special Meeting, which describe in detail the proposals listed below. According to our latest records, we have not yet received your vote.

At the Special Meeting, you will be asked (1) to approve a proposal seeking the appointment of a successor trustee of Mesabi Trust, (2) to approve a proposal seeking to increase the minimum compensation payable to each Individual Trustee and the Corporate Trustee of Mesabi Trust, (3) to approve the Chairman and Secretary of the Special Meeting and (4) to authorize any motion to adjourn the Special Meeting. THE TRUSTEES UNANIMOUSLY RECOMMEND THAT TRUST CERTIFICATE HOLDERS VOTE FOR EACH OF THESE PROPOSALS.

Two leading independent proxy advisory firms Institutional Shareholder Services Inc. and Glass, Lewis & Co.(1) have now recommended that Mesabi Trust unitholders vote “FOR” ALL four of the Special Meeting proposals.

The Special Meeting is now less than two weeks away, and it is therefore important that you promptly complete, sign, date and return your proxy card or voting instruction form enclosed with this letter. You can also vote by telephone (1-800-690-6903) or the Internet (www.proxyvote.com) in order to ensure your representation at the Special Meeting. Your vote is important, regardless of how many units you own. If you have not already done so, please take the time to vote TODAY.

If you have recently mailed your proxy (or voted by telephone or the Internet), please accept my sincere appreciation and disregard this request.

If you have any questions or require additional information, please contact Georgeson LLC, toll free at 1-866-628-6079. We appreciate your time and consideration and your continued support. Thank you.

Very truly yours,

Jeffrey Schoenfeld

Vice President

Deutsche Bank National Trust Company

For Deutsche Bank Trust Company Americas

Corporate Trustee of the Mesabi Trust

(1)  Permission to reference the reports was neither sought nor obtained.